EXHIBIT 99.1
THE COCA-COLA COMPANY
COCA-COLA PLAZA
ATLANTA, GEORGIA

                     E. NEVILLE ISDELL                                           ADDRESS REPLY TO
CHAIRMAN AND CHIEF EXECUTIVE OFFICER                                   P.O. BOX 1734
                                                                                 ATLANTA, GA  30301
                                                                                                                                                                                  404-676-2121
                                                                                                                                                                                         FAX: 404-XXX-XXXX

                                              February 28, 2007

Ms. Mary Minnick
The Coca-Cola Company
Atlanta, Georgia 30301

Dear Mary:

This letter outlines the terms of your separation agreement with The Coca-Cola Company (the “Company”).

1.
You and the Company have mutually agreed that your employment as Executive Vice President of The Coca-Cola Company shall terminate effective February 28, 2007 (the “Separation Date”). You shall remain entitled to receive and be paid all compensation, vacation, and benefits otherwise arising and accruing or available to you through and including the Separation Date. Any remaining but unused vacation to which you are entitled as of the Separation Date shall be paid to you in cash. Additionally, you will be reimbursed or paid for up to $10,000 in financial planning and related expenses incurred by you.

2.
If you sign the enclosed release, you will be eligible for benefits under the Company’s Severance Pay Plan equivalent to two years of salary, based on your current salary of $630,630. So long as you remain in the United States, you may elect to take these payments in serial payments. You also may elect to take these payments a lump sum. Your decision as to the type of payments will affect your benefits. If you elect serial payments, the payments will begin on September 15, 2007 in order to be compliant with Internal Revenue Code 409A. On that date, you will receive a lump sum for the previous six months and the balance of the serial payments will be made over the next 18 months, through February 28, 2009.

3.
Your retirement benefits will consist of those benefits vested as of the date your severance benefits exhaust under the terms of the applicable plans. In the event you elect a lump sum severance benefit, your retirement benefits will consist of those benefits vested as of February 28, 2007. In the event you elect serial payments, your retirement benefits will consist of those benefits vested as of February 28, 2009. You will receive a lump sum distribution of your Supplemental Thrift account according to the terms of such applicable plan which amount will be paid in a lump sum six months following the date of separation of employment. You are currently (and as of the Separation Date will remain) fully vested under the Company’s Qualified Employee Retirement Plan. You will remain and be eligible to receive and be paid the benefits from and after the Separation Date as appropriately accrued under each of the Company’s Qualified Employee Retirement Plan and the Company’s Deferred Compensation Plan in conformity with such governing plans.

Ms. Mary Minnick

February 28, 2007

4.
Pursuant to the terms of the applicable annual incentive plan (the “AIP”), you will be eligible for an annual incentive award for 2006, based on Company and your personal performance. The actual payment amount shall not be less than $1,400,000, but is otherwise contingent upon actual Company performance and funding and is subject to approval by the Compensation Committee at the February 2007 meeting. Any such award will be paid to you on March 15, 2007. Your participation and any award made to you under such AIP for 2006 shall be determined in a manner consistent with the terms of such AIP as historically utilized and based upon criteria, policies and procedures consistent with those applicable to comparable Company executives.

5.	Pursuant to the terms of the applicable annual incentive plan for 2007, you are not eligible for an annual incentive award for 2007 or thereafter.

6.
Pursuant to the terms of the Company’s long term incentive programs and plans and your related Restricted Stock Agreements (collectively the “Equity Plans”), you are eligible to receive a prorated portion of any benefit payable under such Equity Plans. Your rights and benefits under each of the 2002-2004 Equity Plan and the 2004-2006 Equity Plan are as summarized below. Please be aware that it currently is not known whether any payouts will be made for the 2005-2007 Equity Plan.

o	2002-2004 Equity Plan
▪	Your remaining payment of $172,860 (plus interest) will be paid to you on March 15, 2007.

o	2004-2006 Equity Plan
▪
The award will be prorated per the plan and the duration of your employment occurring during such plan’s applicable period. The actual percentage of award released to be determined pending certification of performance results in February 2007 and any resulting award will be paid to you in shares at that time.

o	2005-2007 Equity Plan
▪
The award will be prorated per the plan and the duration of your employment occurring during such plan’s applicable period. The actual percentage of award released to be determined pending certification of performance results in February 2008 and any resulting award will be paid to you in cash at that time.

7.
All options which you have received and in which you are vested as of the Separation Date will be exercisable according to the terms of the Company’s applicable stock option plans and programs as well as your related Stock Option Grant Agreements (collectively the “Option Plans”). When you exercise your vested stock options, you will be personally liable for paying any taxes owed on such exercises. You will not receive any additional stock option grants from and after the Separation Date.

8.	Any future tax payments related to prior international assignments will be based on a US residency regardless of your actual location at the time of payment.

9.	While you receive serial severance benefits, your health coverage will continue. Thereafter, you will be provided information regarding COBRA coverage.

Ms. Mary Minnick

February 28, 2007

10.
The terms and conditions in this letter are further conditioned upon your signing and adhering to the attached Full and Complete Release and Agreement on Confidentiality and Competition, and will be subject to the approval of the Compensation Committee.

Mary, once again, thank you for the time you have devoted to the Company and your professionalism in handling his matter. Please feel free to give me a call if you have any questions or would like more information regarding the above.

Sincerely,

/s/ E. Neville Isdell

E. Neville Isdell
Chairman and Chief Executive Officer

Agreed to and accepted this 28th day of February, 2007

/s/ Mary Minnick_____
Mary Minnick